Exhibit 5.1

March 17, 2009

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Nevada counsel to Wynn Resorts, Limited, a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including the form of prospectus, dated September 27, 2007 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated March 17, 2009 (together with the Base Prospectus, the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to 11,040,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of the Registration Statement including the Prospectus, the Company’s articles of incorporation and bylaws, each as amended to date, that certain Underwriting Agreement, dated as of March 17, 2009, by and among Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein, and the Company (the “Underwriting Agreement”), and such other documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate for the purposes of this opinion letter. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we reviewed has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party to any such document we examined are its valid and binding obligations, enforceable in accordance with its terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (v) all documents that we examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing, between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships

Wynn Resorts, Limited

March 17, 2009

set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; and (vi) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued and sold in accordance with the Underwriting Agreement and the proceedings described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise you of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable Nevada law or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP